Exhibit 99.1

For Immediate Release:

VIGGLE ADDS DISTRIBUTED REMINDER CAPABILITIES, NEXT-GEN PROGRAM GUIDE, AND UNIVERSAL REMOTE CONTROL

Acquisition of Dijit Media expands Viggle’s robust marketing and promotions platform

NEW YORK – January 29, 2014 – Viggle Inc. (OTCQB: VGGL), the mobile entertainment marketing and rewards platform that includes the Viggle and Wetpaint brands, announced today that it acquired Dijit Media, maker of award-winning technology that helps consumers search for, find, and set reminders for their favorite TV shows and movies wherever they are offered.
Dijit builds and distributes the NextGuide discovery service, a hyper-personalized programming guide for iOS and on the Web that helps users answer the question, “What should I watch next?” NextGuide combines listings from any live TV service with movies and TV shows that can be found and played on services like Hulu Plus, Netflix, and iTunes, with rich searching capability, alerts, and one-click watching.
NextGuide includes the cutting-edge Reminder Button, a revolutionary technology that allows TV and movie fans to find, track, and set reminders via emails, text messages or app push notifications for the shows they plan to watch. This powerful piece of functionality also helps networks and other entertainment properties engage audiences, driving and tracking live TV tune-in.
The Dijit Reminder Button can easily be added anywhere, to any website, banner ad campaign, mobile app, or social property either via an HTML link or "embed" code, and functions similar to a Facebook "Like" button.  It is already integrated with more than 80 shows from four leading TV networks, with another 15 networks and numerous entertainment properties in testing. Dijit’s tools will also be available on the Viggle-owned Wetpaint website, which offers audiences their daily fix of entertainment and celebrity news with 150+ articles, videos and galleries per day.
Once the service is fully integrated with Viggle, NextGuide users will be rewarded with Viggle Points, redeemable for real rewards, just for setting reminders for their favorite shows. Similarly, Viggle users will have more options to earn Viggle Points by leveraging Dijit technology and services.
“Viggle’s rapid ascension as the leading marketing and rewards platform for entertainment just got a lot more robust,” said Greg Consiglio, President and COO of Viggle Inc. “The addition of Dijit’s exclusive features that can help audiences search for and then be reminded of what is on and when, and even control their DVR from anywhere, means fans never have to miss their favorite shows or movies.”
Jeremy Toeman, CEO of Dijit Media commented, "We’ve had incredible growth and success since our launch and we’re excited to join with another company that shares our goals – to create a holistic marketing platform for brands and networks, while giving our users content and tools they need to take control of their daily entertainment choices.”

The Viggle companies, including Wetpaint, Dijit, and Viggle, had more than 17 million monthly users in December.
Viggle and Dijit will share more details on the integration in the coming weeks.
About Viggle Inc.
Viggle is an entertainment marketing and promotions platform whose free app rewards its members for watching their favorite TV shows or discovering new music. The Viggle app enhances TV with interactive games like Viggle LIVE trivia and MYGUY real-time sports. Viggle Inc. also operates Wetpaint, which is revolutionizing media with its expertise in social publishing and its Wetpaint Entertainment media property that offers audiences their daily fix of entertainment and celebrity news. Viggle members get rewarded for watching TV and discovering music with real rewards, including electronics, trips, exclusive entertainment experiences, gift cards, and more. Viggle also allows like-minded fans of their favorite shows and artists to connect through Viggle social features. Viggle’s audio verification technology recognizes shows on TV and allows members to check into live and DVR’d TV content from more than 180 of the most popular broadcast and cable channels. For more information, visit http://www.viggle.com or follow us on Twitter at http://www.twitter.com/viggle.
About Dijit
Dijit Media makes an award-winning platform targeting the entertainment industry, which enables it to efficiently spend and target promotional budgets and collect exponentially more and better data about actual audiences than ever before.  The platform includes the Dijit Reminder Button, a tool that helps TV networks, programmers and broadcasters build their audiences with detailed metrics and measurement.  The company also offers consumer-facing NextGuide, a discovery and engagement product line (for iOS and Web) that helps TV fans find, track, and share their favorite TV shows or movies.  The platform also includes universal discovery, search, recommendations, and watchlist services with live TV and streaming support.  The company is based in San Francisco and is helmed by a team of serial entrepreneurs including TV technology industry veterans Jeremy Toeman and Adam Burg, as well as Stanford alum Thomas Quinto.  For more information, visit http://www.digit.com.
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of January 29, 2014. Except as required by law, Viggle Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.
Media Contact for Viggle:
Rachel Carr
DKC Public Relations
212 981 5253
rachel_carr@dkcnews.com

Viggle Investor Relations
John C. Small

CFO, Viggle Inc.
646 738 3220